Exhibit 99.1

Montpelier Re Reports Second Quarter Financial Results

HAMILTON, Bermuda, July 27, 2011 — Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported financial results for the second quarter ended June 30, 2011.

Fully converted book value per common share was $23.36, an increase of 1.6% from March 31, 2011, after taking into account common share dividends declared during the quarter.

Operating income for the quarter was $0.08 per common share ($5 million) and net income was $0.33 per common share ($21 million), each expressed after preferred share dividends. The net impact of realized and unrealized gains from investments and foreign exchange, which is included in net income, was $16 million for the quarter.

The 69% loss ratio for the second quarter includes $39 million of net catastrophe losses, resulting from tornado activity in the United States in April and May, in addition to $15 million resulting from a high incidence of non-catastrophe losses in the quarter. This was partially offset by $20 million of favorable prior year loss reserve movements. The combined ratio was 103% for the quarter.

Net investment income was $17 million for the second quarter and the total return on the investment portfolio was 1.0%.

Christopher Harris, President and Chief Executive Officer, said, “Mid-year property catastrophe renewals were encouraging with average rate increases of 8% in the U.S. and 20% in the international portfolios. For the time being, we have maintained our reduced catastrophe risk profile in light of our expectation of further price increases heading into 2012. Consequently, we believe we are well-positioned and have the capital flexibility to take advantage of a market turn.”

During the second quarter of 2011, the Company repurchased a total of 811,350 common shares for $15 million and issued $150 million of non-cumulative perpetual preferred shares.  As of June 30, 2011, shareholders’ equity was $1.62 billion and total capital was $1.95 billion.

Please refer to Montpelier’s June 30, 2011 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Thursday, July 28, 2011 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-317-6789 (US toll free), 1-412-317-6789 (international) or 1-866-605-3852 (Canada toll free). A telephone replay of the conference call will be available through August 10, 2011 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 451585.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future common or preferred share dividends or repurchases to differ include, but are not necessarily limited to: market conditions affecting our common or preferred share prices; the possibility of severe or unanticipated losses from natural or man-made catastrophes including those that may result from changes in climate conditions including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modelling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts

Montpelier Re Holdings Ltd.

Investors:

William Pollett, SVP, Chief Corporate Development and Strategy Officer and Treasurer, 441-299-7576

Media:

Jeannine Menzies, Corporate Affairs Manager, 441-299-7570

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	June 30,		December 31,
	2011		2010
Assets
Fixed maturity investments, at fair value	$2,335.6		$2,289.3
Equity securities, at fair value	109.6		152.9
Other investments	74.7		90.1
Cash and cash equivalents	423.5		232.3
Restricted cash	7.0		27.1
Total Investments and Cash	2,950.4		2,791.7

Reinsurance recoverable on unpaid losses	73.8		62.4
Reinsurance recoverable on paid losses	3.0		12.9
Insurance and reinsurance premiums receivable	325.0		201.6
Unearned reinsurance premiums ceded	37.9		22.9
Deferred insurance and reinsurance acquisition costs	56.2		45.0
Accrued investment income	14.2		16.2
Unsettled sales of investments	15.1		32.5
Other assets	28.3		34.2
Total Assets	$3,503.9		$3,219.4

Liabilities
Loss and loss adjustment expense reserves	$1,031.1		$784.6
Debt	327.8		327.7
Unearned insurance and reinsurance premiums	384.5		264.0
Insurance and reinsurance balances payable	53.6		33.8
Unsettled purchases of investments	59.2		108.9
Accounts payable, accrued expenses and other liabilities	27.5		71.6
Total Liabilities	1,883.7		1,590.6

Shareholders’ Equity
Non-cumulative preferred shares	150.0		—
Common shares and additional paid-in capital	1,191.2		1,258.8
Treasury shares, at cost	(29.6)		(32.7)
Retained earnings	313.4		408.9
Accumulated other comprehensive loss	(4.8)		(6.2)
Total Shareholders’ Equity	1,620.2		1,628.8
Total Liabilities and Shareholders’ Equity	$3,503.9		$3,219.4

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	61,582	sh	64,557	sh
Common and common equivalent shares outstanding (000s)	62,927		66,195

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Underwriting revenues
Gross insurance and reinsurance premiums written	$217.2	$199.5	$471.3	$474.3
Reinsurance premiums ceded	(22.9)	(3.5)	(50.5)	(16.4)
Net insurance and reinsurance premiums written	$194.3	$196.0	$420.8	$457.9

Gross insurance and reinsurance premiums earned	$172.5	$157.9	$354.7	$323.3
Earned reinsurance premiums ceded	(20.1)	(9.6)	(36.2)	(16.5)
Net insurance and reinsurance premiums earned	152.4	148.3	318.5	306.8

Underwriting expenses
Loss and loss adjustment expenses - current year	(124.1)	(83.0)	(406.1)	(251.3)
Loss and loss adjustment expenses - prior year	19.7	39.4	53.3	63.5
Insurance and reinsurance acquisition costs	(26.3)	(23.4)	(51.0)	(45.8)
Operating expenses	(22.9)	(16.5)	(45.0)	(39.7)
Incentive compensation expenses	(2.6)	(5.3)	(4.5)	(11.2)
Underwriting income (loss)	(3.8)	59.5	(134.8)	22.3
Net investment income	17.1	20.3	34.6	38.8
Other revenue	0.1	—	0.1	0.2
Net realized and unrealized investment gains	9.4	8.6	26.0	37.4
Net foreign exchange gains (losses)	2.3	(5.9)	0.3	1.2
Net income (expense) from derivative instruments	3.9	(5.2)	3.3	(8.1)
Interest and other financing expenses	(4.9)	(6.1)	(10.8)	(12.6)
Income tax benefit (provision)	(0.5)	(1.3)	0.6	0.6
Net income (loss)	23.6	69.9	(80.7)	79.8

Dividends declared on non-cumulative preferred shares	(2.4)	—	(2.4)	—
Net income (loss) available to common shareholders	$21.2	$69.9	$(83.1)	$79.8

Net income (loss)	$23.6	$69.9	$(80.7)	$79.8

Change in foreign currency translation	0.9	0.7	1.4	(1.1)
Reclassification of inception-to-date net unrealized gain from Symetra (1)	—	—	—	(2.6)
Comprehensive income (loss)	$24.5	$70.6	$(79.3)	$76.1

Net income (loss) available to common shareholders per share	$0.33	$0.96	$(1.34)	$1.08

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	81.5%	55.9%	127.4%	81.9%
Prior year	-12.9%	-26.5%	-16.7%	-20.7%
Loss and loss adjustment expense ratio	68.6%	29.4%	110.7%	61.2%
Acquisition costs ratio	17.3%	15.7%	16.0%	14.9%
Operating expense ratio	15.0%	11.1%	14.2%	12.9%
Incentive compensation expense ratio	1.7%	3.6%	1.4%	3.7%
Combined ratio	102.6%	59.8%	142.3%	92.7%

(1)

Represents the cumulative net appreciation associated with our investment in Symetra, which was reclassified from other comprehensive income during the first quarter of 2010 and is now included in net realized and unrealized investment gains.

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS

TO OPERATING INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income (loss) available to common shareholders	$21.2	$69.9	$(83.1)	$79.8

Add (subtract):
Net realized investment gains	(5.0)	(9.3)	(12.1)	(22.2)
Net unrealized investment (gains) losses	(4.4)	0.7	(13.9)	(15.2)
Net (gains) losses from investment-related derivative instruments (2)	(0.2)	5.6	0.6	7.6
Net foreign exchange (gains) losses	(2.3)	5.9	(0.3)	(1.2)
Net (gains) losses from foreign exchange-related derivative instruments (2)	(4.1)	(0.3)	(4.5)	0.6

Operating income (loss) available to common shareholders	$5.2	$72.5	$(113.3)	$49.4

Operating income (loss) available to common shareholders per share	$0.08	$1.00	$(1.82)	$0.67

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE PER COMMON SHARE (1)

unaudited

	June 30,		Mar. 31,		Dec. 31,		June 30,
	2011		2011		2010		2010
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ equity	$1,620.2		$1,472.1		$1,628.8		$1,621.4

less: Non-cumulative preferred shares	(150.0)		—		—		—

[A] Book value per common share numerator (common shareholders’ equity)	1,470.2		1,472.1		1,628.8		1,621.4

Intangible asset (3)	(4.8)		(4.8)		(4.8)		(4.8)

[B] Fully converted book value per common share numerator	$1,465.4		$1,467.3		$1,624.0		$1,616.6

Book value per share denominators (in thousands of common shares):

[C] Common shares outstanding	61,582	sh	62,347	sh	64,557	sh	70,889	sh

Restricted share units outstanding	1,345		1,378		1,638		1,800

[D] Fully converted book value per common share denominator	62,927	sh	63,725	sh	66,195	sh	72,689	sh

Book value per common share [A] / [C]	$23.87		$23.61		$25.23		$22.87
Fully converted book value per common share [A] / [D]	23.36		23.10		24.61		22.31
Fully converted tangible book value per common share [B] / [D]	23.29		23.03		24.53		22.24

Change in fully converted book value per common share: (4)

From March 31, 2011	1.6%
From December 31, 2010	-4.3%
From June 30, 2010	6.5%

(1)	These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.
(2)	Represents the portion of our net income or expense from derivative instruments that constitute investment and foreign exchange gains and losses.
(3)	Represents the value of MUSIC’s excess and surplus lines licenses and authorizations acquired in 2007.
(4)

Computed as the change in fully converted tangible book value per common share after taking into account dividends declared of $0.10, $0.20 and $0.39 during the three, six and twelve month periods ended June 30, 2011, respectively.